Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   August 14, 2019-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Construction Services, Inc. (“Nitro”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2019. Energy Services earned revenues of $40.2 million and $136.3 million for the three and nine months ended June 30, 2019, respectively. Net income (loss) available to common shareholders was $409,000 and $(239,000) for the three and nine months ended June 30, 2019, respectively. The Company had adjusted EBITDA of $2.3 million ($0.16 per share) and $4.0 million ($0.28 per share) for the three and nine months ended June 30, 2019, respectively. The backlog at June 30, 2019 was $49.8 million.

Below is a comparison of the Company’s operating results for the three and nine months ended June 30, 2019 and 2018:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018

Revenue	$40,187,978	$29,549,659	$136,257,561	$85,190,295

Cost of revenues	36,936,926	26,166,268	128,580,270	78,775,352

Gross profit	3,251,052	3,383,391	7,677,291	6,414,943

Selling and administrative expenses	2,021,359	1,773,304	6,790,032	5,738,751
Income from operations	1,229,693	1,610,087	887,259	676,192

Other income (expense)
Interest income	-	-	58,023	132,342
Other nonoperating expense	(25,736)	(55,016)	(79,312)	(157,163)
Interest expense	(331,067)	(190,781)	(744,541)	(730,333)
Gain on sale of equipment	68,672	7,572	206,241	395,947
	(288,131)	(238,225)	(559,589)	(359,207)

Income before income taxes	941,562	1,371,862	327,670	316,985
Income tax benefit	455,805	275,595	334,987	19,793
Net income (loss)	485,757	1,096,267	(7,317)	297,192

Dividends on preferred stock	77,250	77,250	231,750	231,750

Net income (loss) available to common shareholders	$408,507	$1,019,017	$(239,067)	$65,442

Weighted average shares outstanding-basic	13,985,579	14,239,836	14,080,299	14,239,836

Weighted average shares-diluted	17,418,912	17,673,169	14,080,299	17,673,169

Earnings (loss) per share available to common shareholders	$0.029	$0.072	$(0.017)	$0.005

Earnings (loss) per share-diluted available to common shareholders	$0.023	$0.058	$(0.017)	$0.004

Revenues increased by $10.7 million or 36.0% to $40.2 million for the three months ended June 30, 2019 from $29.5 million for the same period in 2018. The increase was primarily attributable to a $7.0 million revenue increase in petroleum and gas work, a $2.5 million revenue increase in electrical and mechanical services and a $1.1 million revenue increase in water and sewer projects and other ancillary services.

Douglas Reynolds, President, commented on the announcement. “Fiscal year 2019 has been greatly impacted by a twenty-mile pipeline project in northern West Virginia. We expect the project to finish cash positive; however, environmental delays and weather-related production inefficiencies had a significant impact on profitability. Final restoration was complete in early August 2019 and only a small amount of fence replacement remains.” Reynolds continued, “Our remaining projects are largely performing as expected. While new pipeline installation work has slowed, we have been successful in obtaining a significant amount of maintenance work on existing pipelines. We are still bidding work for fiscal year 2019 and are looking for several new projects to finish this construction season and supplement our existing backlog.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share with net income (loss) available to common shareholders:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	Unaudited	Unaudited	Unaudited	Unaudited

Net income (loss) available to common shareholders	$408,507	$1,019,017	$(239,067)	$65,442

Add: Income tax benefit	455,805	275,595	334,987	19,793

Add: Dividends on preferred stock	77,250	77,250	231,750	231,750

Add: Interest expense	331,067	190,781	744,541	730,333

Less: Non-operating expense (income)	(42,936)	47,444	(184,952)	(371,126)

Add: Depreciation expense	1,048,581	1,073,387	3,111,170	3,187,733

Adjusted EBITDA	$2,278,274	$2,683,474	$3,998,429	$3,863,925
Common shares outstanding	13,985,579	14,239,836	14,080,299	14,239,836
Adjusted EBITDA per common share	$0.16	$0.19	$0.28	$0.27

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868